UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of David E. Tucker

On May 21, 2012, PHH Corporation (“PHH” or the “Company”) announced that David E. Tucker, age 51, was appointed President of PHH Mortgage Corporation (“PHH Mortgage”), the Company’s mortgage origination and servicing subsidiary.  Mr. Tucker succeeds Smriti Laxman Popenoe, who has served as Interim President of PHH Mortgage since March 2012.  After a transition period, Popenoe will resume her responsibilities as Executive Vice President and Chief Risk Officer of the Company.  Mr. Tucker was also appointed as Executive Vice President, Mortgage of the Company.

Prior to joining the Company, Mr. Tucker provided advisory and consulting services to private equity firms and middle-market companies from 2009-2012 and he gained 25 years of management experience at General Electric Company (“GE”) from 1984-2009, with leadership roles including, most recently, Chief Operating Officer of GE Oil & Gas — Drilling and Production Systems from 2007-2009.  Previously, he served as General Manager of Global Business Development for GE Energy.  Earlier in his career, Mr. Tucker served in several positions with GE Capital Services, including Chief Financial Officer of Vendor Financial Services, GE’s private label commercial finance unit.  He also served on the GE Corporate Audit Staff and was leader of the GE Capital Audit Staff.  Mr. Tucker earned a Bachelor of Science degree from Bentley College and is a certified Six Sigma Black Belt.

In his capacity as Executive Vice President, Mortgage of the Company and President of PHH Mortgage, and pursuant to Mr. Tucker’s employment offer letter, Mr. Tucker will receive an annualized base salary of $560,000. Mr. Tucker will also be eligible to participate in the PHH Corporation Management Incentive Plan (the “MIP”) with a 2012 MIP target award of $700,000 prorated based on Mr. Tucker’s employment commencement date.  Mr. Tucker is guaranteed a minimum 2012 MIP payout of $350,000.

Subject to the approval of the Human Capital and Compensation Committee, Mr. Tucker is entitled to receive a sign-on equity grant under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (as amended, the “2005 Equity and Incentive Plan”) with a fair market value on the date of grant of $2,500,000 consisting 50% of three year time-vested non-qualified stock options and 50% of three year performance-vested restricted stock units. Additionally, for each share of PHH common stock that Mr. Tucker purchases on the open market during the first open trading window following the commencement of his employment, he will be entitled to receive, subject to the approval of the Human Capital and Compensation Committee, a restricted stock unit (a “Matching RSU”) under the 2005 Equity and Incentive Plan that will vest one year after the date of grant provided that Mr. Tucker remains employed with the Company through the vesting date. The maximum number of Matching RSUs that will be granted is 10,000.

Subject to the approval of the Human Capital and Compensation Committee, Mr. Tucker will also be entitled to receive periodic equity awards under the 2005 Equity and Incentive Plan and, in addition to the sign-on equity grant described above, is entitled to receive an equity grant in 2012 with a grant date fair value of $896,000 that is expected to be in the form of a combination of three year time-vested non-qualified stock options and three year performance-vested restricted stock units.

Mr. Tucker will also be eligible to participate in PHH’s benefits plans as in effect from time to time and will be provided relocation benefits, including a lump-sum $50,000 temporary living stipend, and perquisites similar to those provided to PHH’s other executive officers as approved by the Human Capital and Compensation Committee from time to time, including a company-leased vehicle and access to financial planning services.

On May 25, 2012, Mr. Tucker and the Company entered into a non-competition, non-solicitation, and other restrictive covenant agreement, a copy of which is filed herewith as Exhibit 10.1 (the “Restrictive Covenant Agreement”).  The Restrictive Covenant Agreement generally includes a covenant not to compete with the Company during the recipient’s employment and for 12 months after termination of employment, covenants not to solicit the Company’s customers, clients, or employees during the recipient’s employment and for 12 months after termination of employment, and a covenant protecting the Company’s confidential information.  The foregoing description of the Restrictive Covenant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Restrictive Covenant Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1	Restrictive Covenant Agreement, dated as of May 25, 2012, by and between PHH Corporation and David E. Tucker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: May 25, 2012